EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
SEPTEMBER 30, 2006

La Jolla, California (October 17, 2006) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended September 30, 2006, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $6.8 million or $1.20 per diluted share compared to $6.3 million or $1.06 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "I'm proud to report our third quarter results, which continues our string of record quarterly profitability despite a challenging and competitive market environment. We've been able to sustain this financial performance by consistently growing our internal loan originations and increasing our loan footings by over $200 million since the beginning of the fiscal year."

Net interest income before provision for loan losses increased 1.9 percent to $24.3 million for the quarter ended September 30, 2006, compared to $23.8 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits and other interest bearing liabilities repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses remained unchanged, totaling $1.5 million for the quarters ended September 30, 2006 and 2005. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of September 30, 2006 and 2005, respectively.

General and administrative expenses decreased to $11.5 million during the current quarter, compared to $12.0 million for the same period last year. Our efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 46.1 percent for the quarter ended September 30, 2006, as compared to 49.2 percent for the same period last year.

Loan originations were $265.2 million for the quarter ended September 30, 2006, compared to $253.8 million for the same period last year. During the current quarter, the Bank originated $201.2 million of commercial real estate loans, $54.3 million of small balance multi-family real estate loans, and $9.7 million of entertainment finance loans. Loan originations for the same period last year consisted of $153.4 million of commercial real estate loans, $83.0 million of small balance multi-family real estate loans, and $17.4 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $120.9 million of multi-family real estate loans during the quarter ended September 30, 2006, and a $128.5 million single-family residential loan portfolio during the quarter ended September 30, 2005. Haligowski commented that: "We continue to establish ourselves as a national real estate lender. During the quarter, our offices located outside of California represented almost 40% of our commercial real estate production and 70% of our multi-family production. These contributions are having a substantial impact on our financial performance and the geographical diversification of our loan portfolio."

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2006

Net income for the nine months ended September 30, 2006 increased to $19.9 million or $3.49 per diluted share, compared to $17.8 million or $2.96 per diluted share for the same period last year. Net interest income before provision for loan losses increased 5.1 percent to $71.2 million for the nine months ended September 30, 2006, compared to $67.7 million for the same period last year. This increase was primarily due to the growth in the average balance of our loan portfolio, and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits and other interest bearing liabilities repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $3.8 million for the nine months ended September 30, 2006 and 2005, respectively. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of September 30, 2006 and 2005, respectively.

General and administrative expenses increased to $35.3 million for the nine months ended September 30, 2006, compared to $34.3 million for the same period last year. The Company's efficiency ratio was 48.4 percent for the nine months ended September 30, 2006, compared to 49.9 percent for the same period last year.

Loan originations were $701.2 million for the nine months ended September 30, 2006, compared to $639.1 million for the same period last year. During the current nine month period, the Bank originated $489.7 million of commercial real estate loans, $170.8 million of small balance multi-family real estate loans, and $40.7 million of entertainment finance loans. Loan originations for the same period last year consisted of $339.8 million of commercial real estate loans, $232.5 million of small balance multi-family real estate loans, $64.4 million of entertainment finance loans, and $2.4 million of franchise loans. In addition, the Bank's wholesale loan operations acquired $347.3 million and $493.1 million of commercial and multi-family real estate loans during the nine months ended September 30, 2006 and 2005, respectively. As discussed above, the Bank's wholesale loan operations also acquired a $128.5 million single-family residential loan portfolio during the nine months ended September 30, 2005.

Total assets increased $225.1 million to $3.3 billion at September 30, 2006, compared to $3.1 billion at December 31, 2005. The increase in total assets was primarily due to a $201.0 million increase in our loan portfolio and a $47.7 million increase in cash and cash equivalents, partially offset by a $30.2 million decline in investment securities held-to-maturity.

Non-performing assets remained substantially unchanged at $28.4 million or 0.87 percent of total assets as of September 30, 2006, as compared to $28.2 million or 0.92 percent as of December 31, 2005, respectively. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at September 30, 2006 was 224.9 percent as compared to 180.6 percent at December 31, 2005.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2006

The allowance for loan losses as a percentage of our total loans was 1.7 percent at September 30, 2006, and December 31, 2005. During the quarter ended September 30, 2006, we had net charge-offs of $1.0 million, compared to net charge-offs of $241,000 for the same period last year.

At September 30, 2006, shareholders' equity totaled $215.6 million or 6.6 percent of total assets. During the current quarter, we repurchased 34,175 shares at an average price of $51.21 per share. For the nine months ended September 30, 2006, we repurchased 189,731 shares at an average price of $48.00 per share. Since beginning share repurchases in April 1997, a total of 3.5 million shares have been repurchased, returning approximately $99.0 million of capital to our shareholders at an average price of $28.35 per share. The Company's book value per share of common stock was $40.96 as of September 30, 2006, an increase of 8.2 percent and 11.0 percent, respectively, from $37.85 per share as of December 31, 2005 and $36.91 per share as of September 30, 2005.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2006 of 9.1 percent, 10.9 percent and 12.1 percent, respectively, which represents $128.2 million, $127.8 million and $55.8 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2006 of 9.0 percent, 10.7 percent and 12.5 percent, respectively, which represents $125.4 million, $125.1 million and $65.9 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "As we enter the fourth quarter, I'm encouraged by the contributions and diversification provided by our national expansion, which continue to improve each quarter. I believe these offices provide us the flexibility to respond to economic changes and have strategically positioned us for future growth."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2006

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 21 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.itlacapital.com

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ITLA CAPITAL CORPORATION AND SUBSIDIARES
CONSOLIDATED BALANCE SHEETS

	September 30, 2006 (unaudited)	December 31, 2005
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 141,417	$ 93,747
Investment securities available-for-sale, at fair value	92,493	92,563
Investment securities held-to-maturity, at amortized cost	203,714	233,880
Stock in Federal Home Loan Bank	48,312	43,802
Loans, net (net of allowance for loan losses of $47,141 and
$43,817 as of September 30, 2006 and December 31, 2005, respectively)	2,721,134	2,523,480
Interest receivable	18,430	16,287
Other real estate owned, net	7,459	3,960
Premises and equipment, net	7,163	6,718
Deferred income taxes	12,633	12,717
Goodwill	3,118	3,118
Other assets	20,456	20,924

Total assets	$ 3,276,329	$ 3,051,196

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 1,946,570	$ 1,735,428
Federal Home Loan Bank advances and other borrowings	992,734	992,557
Accounts payable and other liabilities	34,816	32,130
Junior subordinated debentures	86,600	86,600

Total liabilities	3,060,720	2,846,715

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,027,672 and 8,978,998 issued as of September 30, 2006
and December 31, 2005, respectively	80,459	78,004
Retained earnings	237,650	220,095
Accumulated other comprehensive loss, net	(101)	(364)
	318,008	297,735
Less treasury stock, at cost - 3,764,038 and 3,576,695 shares
as of September 30, 2006 and December 31, 2005, respectively	(102,399)	(93,254)
Total shareholders' equity	215,609	204,481

Total liabilities and shareholders' equity	$ 3,276,329	$ 3,051,196
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ITLA CAPITAL CORPORATION AND SUBSIDIARES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 53,605	$ 44,278	$ 151,824	$ 113,399
Cash and investment securities	5,525	4,552	14,494	13,863
Total interest income	59,130	48,830	166,318	127,262

Interest expense:
Deposit accounts	23,088	15,527	60,059	36,922
Federal Home Loan Bank advances and other borrowings	9,648	7,634	28,987	17,366
Junior subordinated debentures	2,104	1,830	6,088	5,264
Total interest expense	34,840	24,991	95,134	59,552

Net interest income before provision for loan losses	24,290	23,839	71,184	67,710
Provision for loan losses	1,500	1,500	3,750	3,750
Net interest income after provision for loan losses	22,790	22,339	67,434	63,960

Non-interest income:
Late and collection fees	208	181	692	384
Other	370	304	1,210	590
Total non-interest income	578	485	1,902	974

Non-interest expense:
Compensation and benefits	5,435	5,048	16,530	16,315
Occupancy and equipment	1,886	1,980	5,568	5,381
Other	4,153	4,945	13,246	12,576
Total general and administrative	11,474	11,973	35,344	34,272

Real estate owned expense, net	287	-	216	-
Gain on sale of other real estate owned, net	-	-	-	(11)
Total real estate owned expense, net	287	-	216	(11)
Total non-interest expense	11,761	11,973	35,560	34,261

Income before provision for income taxes	11,607	10,851	33,776	30,673
Provision for income taxes	4,759	4,583	13,850	12,915

NET INCOME	$ 6,848	$ 6,268	$ 19,926	$ 17,758

BASIC EARNINGS PER SHARE	$ 1.24	$ 1.09	$ 3.58	$ 3.08

DILUTED EARNINGS PER SHARE	$ 1.20	$ 1.06	$ 3.49	$ 2.96
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